Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
British American Tobacco p.l.c.:

We consent to the use of our report dated February 21, 2018, with respect to the Group Balance Sheet of British American Tobacco p.l.c. and subsidiaries (the “Group”) as of December 31, 2017 and 2016, and the related Group Income Statement, Group Statement of Comprehensive Income, Group Statement of Changes in Equity, and Group Cash Flow Statement for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the Group’s “consolidated financial statements”) incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP London, United Kingdom March 15, 2018